Item 24. (b). Exhibit 4. xiii.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

Springfield, MA 01111-0001

SIMPLE IRA RIDER

(Savings Incentive Match Plan for Employees of Small Employers)

This rider modifies the Contract to which it is attached so that it may qualify as a simple retirement annuity, which is part of a “savings incentive match plan” (SIMPLE IRA) established by an eligible employer under Section 408(p) of the Internal Revenue Code of 1986, as amended (Code), and the Regulations under that Section. In the case of a conflict with any provision in the Contract, the provisions of this rider will control. The effective date of this rider is the date the rider is attached to the Contract. Where appropriate, the word “certificate” shall be substituted for the word “contract”, the word “participant” shall be substituted for the word “owner” or “contract owner”, and the word “endorsement” shall be substituted for the word “rider”. The Contract is modified as follows:

1.

The Contract Owner and the Annuitant shall be the same individual; neither may be changed and there shall be no Joint Contract Owner. Hereafter all references to the Contract Owner shall include the Annuitant.

2.	The interest of the Contract Owner under this Contract shall be nonforfeitable.

3.

The Contract may not be sold, assigned, discounted, pledged as collateral for a loan or as security for the performance of any obligation or for any other purpose, or otherwise transferred (other than a transfer incident to a divorce or separation instrument in accordance with Code Section 408(d)(6)) to any person other than to the Company.

4.

This Contract is established for the exclusive benefit of the Contract Owner and his or her Beneficiary(ies). If this is an inherited IRA within the meaning of Code Section 408(d)(3)(C) maintained for the benefit of a designated beneficiary of a deceased individual, references in this document to the Contract Owner or the “individual” are to the deceased individual.

5.	This SIMPLE IRA will accept only:

(a) a cash contribution made by an employer on behalf of the individual under a SIMPLE IRA plan that meets the requirements of Code Section 408(p), and

(b) a rollover contribution or a transfer of assets from another SIMPLE IRA of the Contract Owner.

No other contributions will be accepted.

6.	(a)

Notwithstanding any provision of this SIMPLE IRA to the contrary, the distribution of the Contract Owner’s interest in the SIMPLE IRA shall be made in accordance with the requirements of Code Section 408(b)(3) and the regulations thereunder, the provisions of which are herein incorporated by reference. If distributions are not made in the form of an annuity on an irrevocable basis (except for acceleration), then distribution of the interest in the

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SIMPLE IRA (as determined under paragraph (c) of this section 7) must satisfy the requirements of Code Section 408(a)(6) and the regulations thereunder, rather than paragraphs (b), (c) and (d) of this section 6 and and section 7.

(b)

The entire interest of the Contract Owner will commence to be distributed no later than the first day of April following the calendar year in which the Contract Owner attains age 70 1/2 (the “required beginning date”) over (1) the life of the Contract Owner or the lives of the Contract Owner and his or her designated beneficiary or (2) a period certain not extending beyond the life expectancy of the Contract Owner or the joint and last survivor expectancy of the Contract Owner and his or her designated beneficiary. Payments must be made in periodic payments at intervals of no longer than one year and must be either nonincreasing or they may increase only as provided in Q&As-1 and -4 of Section 1.401(a)(9)-6 of the Income Tax Regulations. In addition, any distribution must satisfy the incidental benefit requirements specified in Q&A-2 of Section 1.401(a)(9)-6 of the Temporary Income Tax Regulations. If this is an inherited IRA within the meaning of Section 408(d)(3)(C), this paragraph and paragraphs (c) and (d) of this section 6 do not apply.

(c)	The distribution periods described in paragraph (b) above cannot exceed the periods specified in Section 1.401(a)(9)-6 of the Income Tax Regulations.

(d)

The first required payment can be made as late as April 1 of the year following the year the Contract Owner attains age 70 1/2 and must be the payment that is required for one payment interval. The second payment need not be made until the end of the next payment interval.

7.	(a)

Death On or After Required Distributions Commence. If the Contract Owner dies on or after required distributions commence, the remaining portion of his or her interest will continue to be distributed under the contract option chosen or in accordance with regulations promulgated under Code Section 401(a)(9).

	(b)	Death Before Required Distributions Commence. If the Contract Owner dies before required distributions commence, his or her entire interest will be distributed at least as rapidly as follows:

(1)

If the designated beneficiary is someone other than the Contract Owner’s surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Contract Owner’s death, over the remaining life expectancy of the designated beneficiary, with such life expectancy determined using the age of the beneficiary as of his or her birthday in the year following the year of the Contract Owner’s death, or, if elected, in accordance with paragraph (b)(3) of this section 7.

(2)

If the Contract Owner’s sole designated beneficiary is the Contract Owner’s surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Contract Owner’s death (or by the end of the calendar year in which the Contract Owner would have attained age 70 1/2, if later), over such spouse’s life expectancy, or, if elected, in accordance with paragraph

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(b)(3) of this section 7. If the surviving spouse dies before required distributions commence to him or her, the remaining interest will be distributed, starting by the end of the calendar year following the calendar year of the spouse’s death, over the spouse’s designated beneficiary’s remaining life expectancy determined using such beneficiary’s age as of his or her birthday in the year following the death of the spouse, or, if elected, will be distributed in accordance with paragraph (b)(3) of this section 7. If the surviving spouse dies after required distributions commence to him or her, any remaining interest will continue to be distributed under the contract option chosen.

(3)

If there is no designated beneficiary, or if applicable by operation of paragraph (b)(1) or (b)(2) of this section 7, the entire interest will be distributed by the end of the calendar year containing the fifth anniversary of the Contract Owner’s death (or of the spouse’s death in the case of the surviving spouse’s death before distributions are required to begin under paragraph (b)(2) of this section 7).

(4)

Life expectancy is determined using the Single Life Table in Q&A-1 of Section 1.401(a)(9)-9 of the Income Tax Regulations. If distributions are being made to a surviving spouse as the sole designated beneficiary, such spouse’s remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse’s age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the beneficiary’s age in the year specified in paragraph (b)(1) or (2) of this section 7 and reduced by 1 for each subsequent year.

(c)

The “interest” in the IRA includes the amount of any outstanding rollover, transfer and recharacterization under Q&As-7 and -8 of Section 1.408-8 of the Income Tax Regulations and the actuarial value of any other benefits provided under the IRA, such as guaranteed death benefits.

(d)

For purposes of paragraphs (a) and (b) of this section 7, required distributions are considered to commence on the Contract Owner’s required beginning date or, if applicable, on the date distributions are required to begin to the surviving spouse under paragraph (b)(2) of this section 7. However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) under an annuity contract meeting the requirements of Section 1.401(a)(9)-6 of the Income Tax Regulations, then required distributions are considered to commence on the annuity starting date.

(e)

If the sole designated beneficiary is the Contract Owner’s surviving spouse, the spouse may elect to treat the IRA as his or her own IRA. This election will be deemed to have been made if such surviving spouse makes a contribution to the IRA (permitted under the contribution rules for SIMPLE IRAs as if the surviving spouse were the owner) or fails to take required distributions as a beneficiary.

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8.

The issuer of this SIMPLE IRA shall furnish annual calendar year reports concerning the status of the SIMPLE IRA and such information concerning required minimum distributions as is prescribed by the Commissioner of Internal Revenue.

If contributions made on behalf of the Contract Owner under a SIMPLE IRA plan maintained by the Contract Owner’s employer are received directly by the issuer of this SIMPLE IRA contract from the employer, the issuer will provide the employer with the summary description required by Code Section 408(1)(2)(B).

9.

If this SIMPLE IRA is maintained by a designated financial institution (within the meaning of Code Section 408(p)(7)) under the terms of a SIMPLE IRA plan of the Contract Owner’s employer, the Contract Owner must be permitted to transfer the Contract Owner’s balance without cost or penalty (within the meaning of Code Section 408(p)(7)) to another IRA of the Contract Owner that is qualified under Code Section 408(a), (b) or (p), or to another eligible retirement plan described in Code Section 402(c)(8)(B).

10.

Prior to the expiration of the two-year period beginning on the date the Contract Owner first participated in any SIMPLE IRA plan maintained by the Contract Owner’s employer, any rollover or transfer by the Contract Owner of funds from this SIMPLE IRA must be made to another SIMPLE IRA of the Contract Owner. Any distribution of funds to the Contract Owner during this two-year period may be subject to a 25 percent additional tax if the Contract Owner does not roll over the amount distributed into a SIMPLE IRA. After the expiration of this two-year period, the Contract Owner may roll over or transfer funds to any IRA of the Contract Owner that is qualified under Code Section 408(a), (b) or (p), or to another eligible retirement plan described in Code Section 402(c)(8)(B).

Signed for Massachusetts Mutual Life Insurance Company by:

[/s/ Pia Flanagan]	[/s/ Roger W. Crandall]

[SECRETARY]	[PRESIDENT]

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